Exhibit 10.29

CHRYSLER EXECUTIVE EMPLOYEES’

SUPPLEMENTAL MANAGED RETIREMENT PLAN

Restated effective as of January 1, 2009

i

CHRYSLER EXECUTIVE EMPLOYEES’

SUPPLEMENTAL MANAGED RETIREMENT PLAN

ii

iii

CHRYSLER EXECUTIVE EMPLOYEES’

SUPPLEMENTAL MANAGED RETIREMENT PLAN

INTRODUCTION

This plan, hereinafter referred to as the Chrysler Executive Employees’ Supplemental Managed Retirement Plan (the “Plan”), is established and maintained by Chrysler LLC for the benefit of certain Executive Employees of the Company whose allocations under the Chrysler Employee Managed Retirement Plan (hereinafter called the “Managed Retirement Plan”) are limited by reason of the application of Sections 401(a)(17) or 415(c) of the Internal Revenue Code. This Plan is intended to be an excess benefit and unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

The Plan was originally adopted effective as of January 1, 2004. This restatement, adopted primarily to comply with Section 409A of the Internal Revenue Code and authoritative guidance thereunder, is effective as of January 1, 2009. For the period between January 1, 2005 and December 31, 2008, the Plan was administered in good faith compliance with Section 409A.

ARTICLE I – DEFINITIONS

The following terms when used herein, unless the context indicates otherwise, shall have the meanings set forth below:

Section 1.01 – Accounts.

The term “Accounts” shall mean the hypothetical account or accounts established and maintained by the Company to reflect a Participant’s interest in the Plan resulting from amounts credited by the Company. Each Participant’s Account will be adjusted according to the hypothetical performance of the Investment Options selected as targeted rates of return by the Participant pursuant to his Investment Election then in effect.

Section 1.02 – Beneficiary.

The term “Beneficiary” shall have the same meaning as under the Managed Retirement Plan, and a Participant’s Beneficiary under this Plan shall be the same as the beneficiary designated under the Managed Retirement Plan.

Section 1.03 – Board of Directors.

The term “Board of Directors” shall mean the Board of Directors of Chrysler LLC.

Section 1.04 – Code.

The term “Code” shall mean the Internal Revenue Code of 1986.

Section 1.05 – Committee.

The term “Committee” shall have the same meaning as under the Managed Retirement Plan.

Section 1.06 – Company.

The term “Company” shall mean Chrysler LLC and any of its subsidiaries or affiliated companies as may be authorized by the Board of Directors or the Committee to participate in this Plan.

Section 1.07 – ERISA.

The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.08 – Executive Employee.

The term “Executive Employee” shall mean any salaried executive employee, classified in Band 92 or above, who is eligible to participate in the Managed Retirement Plan.

Section 1.09 – Investment Committee

The term “Investment Committee” shall have the same meaning as under the Managed Retirement Plan.

Section 1.10 – Investment Election.

“Investment Election” shall mean a Participant’s selection of Investment Options pursuant to Article III.

Section 1.11 – Investment Options.

“Investment Options” shall mean those hypothetical investment options designated by the Committee as measurements of the rate of return to be credited on Participant Accounts.

Section 1.12 – Participant.

The term “Participant” shall mean an Executive Employee who has amounts credited to an Account under the Plan.

Section 1.13 – Plan.

The term “Plan” shall mean this Chrysler Executive Employees’ Supplemental Managed Retirement Plan, as amended from time to time.

Section 1.14 – Plan Year.

The term “Plan Year” shall mean the calendar year. The first Plan Year shall be 2004.

Section 1.15 – Salary.

The term “Salary” shall have the same meaning as under the Managed Retirement Plan, but disregarding any limit under Code Section 401(a)(17) or any provision in the Managed Retirement Plan implementing such limit.

Section 1.16 – Separation from Service.

The term “Separation from Service” shall mean a Participant’s “separation from service” with the Company as defined in Code section 409A and authoritative IRS guidance thereunder.

ARTICLE II – ELIGIBILITY AND ENROLLMENT

Section 2.01 – Eligibility.

The following Employees shall be eligible to participate in the Plan. Any Executive Employee:

(i)	who is a participant in the Managed Retirement Plan, and

(ii)	whose allocation under the Managed Retirement Plan for a month has been limited or reduced by reason of the application of Section 401(a)(17) or 415(c) of the Code or any provision of the Managed Retirement Plan implementing Section 401(a)(17) or 415(c), and

(iii)	who meets any additional eligibility criteria established by the Committee. Additional eligibility criteria established by the Committee may include specifying classifications of Executive Employees who are eligible to participate and the date as of which various groups of Executive Employees will be eligible to participate. This includes, for example, Committee authority to delay eligibility for employees of newly acquired companies who become Executive Employees. The Committee shall be authorized to limit participation to ensure that the group of Executive Employees eligible to participate in the Plan constitute a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

An Executive Employee that meets the criteria above shall be eligible to become a Participant on the first day of the first calendar month during which all of such conditions are first satisfied.

Section 2.02 – Enrollment

To the extent an Executive Employee satisfies the eligibility requirements under Section 2.01 for any month during a Plan Year, he shall automatically be enrolled in the Plan and become a Participant. Upon enrollment, an Account shall be established for the Participant in accordance with such rules established by the Committee from time to time.

ARTICLE III – CREDITS TO PARTICIPANT ACCOUNTS

Section 3.01 – Company Contributions.

For each month during the Plan Year, the Company shall cause to be credited to each Participant’s Account an amount equal to the excess, if any, of (i) over (ii), where (i) and (ii) are:

(i)	the allocation that would be required under the Managed Retirement Plan for the month if the limits of Sections 401(a)(17) and 415(c) of the Code (or any provision of that plan implementing Sections 401(a)(17) and 415(c)) did not apply;

(ii)	the allocation actually made to the Participant’s account in the Managed Retirement Plan for that month.

Section 3.02 – Hypothetical Earnings.

Additional amounts shall be credited to (or deducted from) a Participant’s Account to reflect the hypothetical earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant pursuant to his Investment Election as targeted rates of return.

Section 3.03 – Investment Elections.

The Investment Committee will establish a number of different investment funds or other investment options for the Plan. The Investment Committee may change the funds or other investment options from time to time, without prior notice to Participants.

(a) Participants may elect how future contributions and existing Account balances will be invested in the various investment funds and may change their elections from time to time. If a Participant does not elect how future contributions will be invested, contributions will be invested according to the Participant’s investment election for contributions under the Managed Retirement Plan. If a Participant elected one or more investment options under the Managed Retirement Plan that are not available under this Plan, the portion of the Participant’s contribution that would have been invested in those options will be invested on a pro-rata basis in the investment funds that the Participant elected that are available under this Plan.

(b) Selections of investments, changes and transfers must be made according to the rules and procedures of the Committee.

(c) The Committee may prescribe rules that may include, among other matters, limitations on the amounts that may be transferred and procedures for electing transfers.

(d) The Committee may prescribe valuation rules for purposes of investment elections and transfers. Such rules may, in the Committee’s discretion, use averaging methods to determine values and accrue estimated expenses. The Committee may change the methods it uses for valuation from time to time.

(e) The Committee may prescribe the periods and frequency with which Participants may change investment elections and make transfers.

(f) The Committee may change its rules and procedures from time to time and without prior notice to Participants.

(g) Investment performance under the Plan is not guaranteed at any level. Participants may lose all or a portion of their Account balance due to poor investment performance.

ARTICLE IV – ACCOUNTS

Section 4.01 – Accounts.

The Committee shall establish and maintain a record keeping Account for each Participant under the Plan.

Section 4.02 – Valuation of Accounts.

The valuation of Participants’ record keeping Accounts will reflect earnings, losses, expenses and distributions, and will be made in accordance with the rules and procedures of the Committee.

(a) The Committee may set regular valuation dates and times and also use special valuation dates and times and procedures from time to time under unusual circumstances and to protect the financial integrity of the Plan.

(b) The Committee may use averaging methods to determine values and accrue estimated expenses.

(c) The Committee may change its valuation rules and procedures from time to time and without prior notice to Participants.

Section 4.03 – Use of a Trust.

The Company may (but is not required to) set up a trust to hold any assets or insurance policies under the Plan. Any trust set up will be a rabbi trust.

Section 4.04 – Vesting.

Company Contributions and any earnings thereon in a Participant’s Account shall vest in accordance with the vesting schedule set forth in the Managed Retirement Account Plan. The vested percentage of the Participant’s Account balance on particular date shall be the same as the vested percentage of the Participant’s account in the Managed Retirement Plan as of that date.

ARTICLE V – DISTRIBUTIONS TO PARTICIPANTS

Section 5.01 – Termination of Employment.

(a) Upon Separation from Service for any reason other than death, the Participant shall have a right to receive the full value of his Account to the extent vested in a single lump sum payment made as soon as practicable following the date of Separation from Service but in no event more than 90 days following such date. If a Participant dies after Separation from Service and prior to distribution of his Account, distribution shall be to his Beneficiary in accordance with Section 5.02.

Section 5.02 – Death.

If a Participant dies while in the employ of the Company, or after Separation from Service but prior to distribution of his Account, the Participant’s Beneficiary shall receive the full value of the Participant’s Account, which shall be distributed as soon as practicable following the Participant’s death but in no event more than 90 days following the date of death.

Section 5.03 – Committee Rules

All distributions are subject to the rules and procedures of the Committee. The Committee may also require the use of particular forms. The Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.

ARTICLE VI – GENERAL PROVISIONS

Section 6.01 – The Committee.

(a) The Plan shall be administered by the Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as may be more particularly set forth herein. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan in its sole discretion. Any such determination by the Committee shall be conclusive and binding on all persons. The Committee may adopt such rules, regulations, and interpretations as it deems desirable for the conduct of its affairs and may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan.

(b) The Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan, and of all receipts, disbursements, transfers and other transactions concerning the Plan, as the Committee shall determine are necessary, in its sole discretion.

(c) The Committee shall take all steps necessary to ensure that the Plan is administered in a reasonable and consistent manner and in compliance with applicable law and Section 6.16 of the Plan. These steps shall include such items as the preparation and filing of tax reporting and other documents and forms required by any governmental agency; maintaining adequate Participant records; recording and transmission of all statements and other documents required by the Plan to be given to Participants; and doing such other acts as the Committee deems necessary or appropriate for the proper administration of the Plan.

Section 6.02 – No Right of Continued Employment.

Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, the Board of Directors or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company and the Company expressly reserves the right to discharge any Participant whenever the interest of the Company in its sole discretion may so require without liability to the Company, the Board of Directors or the Committee, except as to any rights which may be expressly conferred upon such Participant under the Plan.

Section 6.03 – Discretion of Company, Board of Directors and Committee.

Any decision made or action taken by the Company, the Board of Directors or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Company, the Board of Directors or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

Section 6.04 – Absence of Liability.

No member of the Board of Directors or the Committee or officer of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith or gross negligence, for anything done or omitted to be done by himself.

Section 6.05 – No Segregation of Assets.

(a) The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under the Plan and such obligations shall be paid solely from the general assets of the Company. Notwithstanding anything to the contrary herein, if the Company invests its assets in investments that will correspond to the hypothetical rates of return requested by Participants hereunder, such assets shall continue to constitute assets of the Company and no Participant shall have any right to require that the Company undertake any investment to meet its obligations under this Plan.

(b) It is intended that the Company’s obligation hereunder is a contractual obligation to make payments based on the value of a Participant’s Account when due. No Participant or Beneficiary shall have any right, title, or interest in any specific assets of the Company in satisfaction of this obligation; rather, to the extent that any person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c) This Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the actions of the Company and the Committee or its designee shall be consistent with this intent.

Section 6.06 – Inalienability of Benefits and Interests.

Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be non-assignable and nontransferable. Any attempt to assign or transfer the right to payments under this Plan shall be void and have no effect.

Section 6.07 – Michigan Law to Govern.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Michigan.

Section 6.08 – Other Plans.

Nothing herein contained shall be construed as limiting the authority of the Committee or the Company to operate an existing or newly established employee benefit plan, or as in any way limiting or restricting the amount of payments thereunder, whether or not the same may be related to earnings of the Company, or as in any way limiting the authority of the Company to establish from time to time, and to amend or discontinue, separate profit sharing or other supplemental compensation plans for persons employed by the Company or by any subsidiary outside the continental limits of the United States, whether or not the same may be related to earnings of the Company or of a foreign branch or any subsidiary, or as in any way limiting the authority of the Company to authorize or make such payments as it may determine out of the earnings of the Company for any period to employees who are not officers, or as limiting the authority of the Company in respect of the payment of officers, and to other employees, or salaries, wages or special compensation not measured by earnings of the Company.

Section 6.09 – Construction of Plan Language.

Where the context requires, as used in this Plan, words in the masculine gender shall include the feminine and neutral genders, words in the singular shall include the plural, and words in the plural shall include the singular.

Section 6.10 – Payment Responsibility; Withholding Taxes.

(a) Payment of all amounts under the Plan shall be by or for the account of the Company, which shall make such arrangements as it may deem appropriate with respect thereto.

(b) The Company is authorized to satisfy all requirements for tax withholding on distributions under the Plan, excluding any tax imposed on the Company, through a deduction from the Participant’s Account.

Section 6.11 – Successors and Assigns.

This Plan shall inure to the benefit of and be binding upon the successors and assigns of the Company.

Section 6.12 – Incompetency.

Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment. If a guardian or conservator of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section shall be a complete discharge of liability therefor under the Plan.

Section 6.13 – Binding Effect and Release.

All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan. Any final payment or distribution to any person entitled to benefits under this Plan shall be in full satisfaction of all claims against this Plan, the Committee, and the Company arising by virtue of this Plan.

Section 6.14 – Severability.

If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

Section 6.15 – Claim Review Procedure.

(a) The Committee shall prescribe a form or such alternate procedure for the presentation of claims as it may determine is permitted under applicable law.

(b) Upon presentation to the Committee of a claim, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within a reasonable period of time after the receipt of the claim a notice setting forth the following:

(i) The specific reason or reasons for the denial;

(ii) Specific reference to pertinent provisions of this Plan on which the denial is based;

(iii) A description of any material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) An explanation of this Plan’s claim review procedure.

(c) If a claim is denied, the claimant may appeal such denial to the Committee or its designee for a review of the adverse determination. The claimant’s request for review must be made in writing to the Committee or its designee within 60 days after receipt by the claimant of the notification required under subsection (b) above. The claimant or his duly authorized representative may submit issues and comments in writing for consideration by the Committee or its designee in its review.

(d) A decision on a request for review shall be made by the Committee or its designee not later than 60 days after receipt of the request; provided, however, that if special circumstances arise, as determined by the Committee or its designee in its sole discretion, such decision shall be made not later than 120 days after receipt of such request. The Committee’s (or its designee’s) decision on review shall state in writing the specific reasons and references to this Plan provisions on which it is based. Subject to any rights to remedies accorded by applicable law, the final decision of the Committee shall be conclusive and binding upon the Company, the claimant and all other persons interested in the claim.

(f) The Committee may allocate its responsibilities among its several members, except that all matters involving the hearing of and decision on claims and the review of the determination of benefits shall be made by the full Committee or its designee. No member of the Committee shall participate in any matter relating solely to himself.

Section 6.16 – Intent to Comply with Code Section 409A.

The Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” within the meaning of Code Section 409A(a)(1) of this Plan or any other plan or arrangement maintained by the Company. If a determination is made by the Internal Revenue Service that the benefit of any participant provided herein is subject to current income taxation under Code Section 409A, such benefit will be immediately distributed to the participant (or the participant’s beneficiary) to the extent of such taxable amount. Notwithstanding any provision of the Plan, no elections, modifications or distributions will be allowed or implemented if they would cause a Plan Participant to be subject to tax (including interest and penalties) under Code Section 409A.

ARTICLE VII – TERMINATION, AMENDMENTS AND SUSPENSION OF PLAN

Section 7.01 – Plan Termination.

The Board of Directors may at any time terminate the Plan in whole or with respect to a category or group of Executive Employees and, following such termination, may reinstate any or all of the provisions of the Plan. In case of termination of the Plan, no further benefits shall be accrued under the Plan with respect to affected Participants. However, except with the consent of the Participant or as hereinafter provided, no termination of the Plan shall adversely affect the rights of any Participant with respect to amounts theretofore credited to his Account. In general, termination of the Plan shall not affect the timing and manner of distribution of any Participant’s account balance. However, the Board of Directors in its sole discretion may, upon termination of the Plan in whole or in part, accelerate payments under the Plan to affected Participants to the extent such acceleration does not result in interest and additional tax under Code Section 409A and authoritative guidance thereunder.

Section 7.02 – Plan Amendments.

The Plan may be amended or modified by the Board of Directors or the Committee in its sole discretion at any time and from time to time; provided, however, that no such amendment or modification shall impair any rights to any amounts which have been earned or deferred under the Plan before such amendment or modification.